Exhibit 8.1
May 8, 2008
Deutsche Bank Aktiengesellschaft
Theodor-Heuss-Allee 70
D-60486 Frankfurt am Main
Germany
Deutsche Bank Contingent Capital Trust V
Deutsche Bank Capital Funding LLC V
Ladies and Gentlemen:
          We have acted as special U.S. counsel to Deutsche Bank Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany (the “Bank”) and Deutsche Bank Contingent Capital Trust V, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and Deutsche Bank Contingent Capital LLC V, a limited liability company formed under the laws of the State of Delaware (the “Company” and together with the Bank and the Trust, the “Deutsche Bank Entities”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (a) registration statement No. 333-137902 on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) unsecured debt securities, warrants, purchase contracts and units of the Bank, (ii) trust preferred securities of the Trust and company preferred securities of the Company and (iii) subordinated guarantees of the Bank (the “Subordinated Guarantees”) issued in connection with the issuance of such trust preferred securities and company preferred securities, and (b) pursuant to Rule 424(b)(2) under the Securities Act, a prospectus supplement dated May 1, 2008 (the “Prospectus Supplement”), accompanied by the prospectus included in the Registration Statement when it was filed, relating to the 50,600,000 8.05%Trust Preferred Securities (Liquidation Preference Amount $25 per Trust Preferred Security) offered by Deutsche Bank Contingent Capital Trust V. Terms used and not defined in this opinion have the respective meanings given them in the Prospectus Supplement.

          In arriving at the opinions expressed below, we have reviewed the Registration Statement, the Prospectus Supplement, the Amended and Restated Trust Agreement including the form of Trust Preferred Securities included therein, the Amended & Restated LLC Agreement including the form of Company Preferred Securities included therein, the form of Initial Obligation and the forms of Subordinated Guarantee Agreements. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Deutsche Bank Entities and such other instruments and other certificates of public officials, officers and representatives of the Deutsche Bank Entities and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
          Based on the foregoing, we hereby confirm to you that the discussion set forth in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations —Income from the Class B Preferred Securities” is our opinion, subject to the limitations set forth therein.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Ward A. Greenberg
Ward A. Greenberg, a Partner

2